Exhibit 10.7

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement for Eugene J. Bredow (“Amendment”) is made, effective as of February 19, 2013, by and between NVR, Inc., a Virginia corporation (the “Company”) and Eugene J. Bredow (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into an Employment Agreement, effective as of June 1, 2012 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the Employment Agreement to amend Section 6.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1. Section 6.3 is replaced in the entirety to read as follows:

“Retirement. If the Executive elects to terminate employment upon meeting the established criteria for Retirement prior to the term of this agreement, the Executive will be entitled to receive the Executive’s Base Salary for the period ending on the last day worked. Retirement means voluntary termination of employment after attainment of age 65. The payment of any Bonus amounts due to the Executive shall be payable, in the same form and at the same time that all other employees receive their bonus payment, to the extent performance goals for the year are achieved. Bonus shall be calculated as one hundred percent of Base Salary multiplied by the fraction (x) of the number of days in the calendar year up to last day worked by the Executive divided by (y) 365 days, multiplied by the percent of maximum bonus achieved pursuant to the performance goals in place in the year of retirement. In addition, the Executive shall be entitled to payment of ONE HUNDRED PERCENT (100%) of his then annual Base Salary. Payments due other than the bonus due, if any, under this Section 6.3 will be made in a lump sum within 10 days following six months and one day after the date of retirement.”

2. Section 6.5 is replaced in the entirety to read as follows:

“Termination Without Cause. In the event the Company on sixty (60) days’ notice terminates the Executive’s employment without Cause (as such term is defined in Section 6.4) during the term of this Agreement, then as full satisfaction of the Company’s obligations to the Executive, the Executive shall be entitled to receive i) the Executive’s base salary and accrued Bonus for the period ending on the date of termination and ii) an amount equal to

ONE HUNDRED PERCENT (100%) of his then annual base salary, paid in a lump sum within 10 days following six months and one day after the date of termination. The Executive shall also be provided with outplacement services with a firm jointly selected by the Executive and the Company at a cost not to exceed ONE HUNDRED THOUSAND DOLLARS ($100,000.00).”

3. Section 6.7 is replaced in the entirety to read as follows:

“Voluntary Termination-Change of Control. In the event the Executive voluntarily terminates his employment hereunder in connection with or within one (1) year after a Change of Control of the Company (as defined below), the Executive shall receive a single lump sum payment in an amount equal to ONE HUNDRED PERCENT (100%) of his then annual base salary, as well as his accrued pro-rata bonus (on the assumption that the maximum annual bonus would have been paid pursuant to Section 3.2) through the date of termination. Payment of such amount shall be made in a lump sum within 10 days following six months and one day after the date of termination. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction or series of transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, and where there has been a significant reduction in Executive’s responsibilities.”

4. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

NVR, INC.

By:	/s/ James Repole
	Name:	James Repole
	Title:	Senior Vice President Human Resources

EXECUTIVE

/s/ Eugene J. Bredow
Name: Eugene J. Bredow

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